TECHNOLOGY PURCHASE AGREEMENT

This TECHNOLOGY PURCHASE AGREEMENT ("Agreement") is entered into on January 15, 2021 ("Effective Date") by and between KWESST Micro Systems Inc., having an office at Unit 1, 155 Terence Matthews Crescent, Kanata, ON, K2M 2A8 ("Purchaser"), and DEFSEC Corporation, having an office at 1100 - 343 Preston St., Ottawa, Ontario, K1S 1N4 (the "Seller").  Seller and Purchaser shall be designated collectively as the "Parties".

The Parties hereby agree as follows.

1. Background

1.1 WHEREAS the Seller is the legal and beneficial owner of the Low Energy Cartridge (LEC) Technology (as defined in Section 2.8), which is protected under certain trade secrets, potential patent applications and other associated Intellectual Property (as defined in Section 2.11), and desires to sell the Low Energy Cartridge (LEC) Technology to the Purchaser (the "Acquisition").

1.2 WHEREAS the Seller and a wholly-owned subsidiary of the Purchaser, KWESST Inc., entered into a "Binding Letter Agreement to Enter into a Technology Acquisition Agreement" on June 6, 2020, as amended by the parties (the "LOI") pursuant to which the Seller agreed to sell the Low Energy Cartridge (LEC) Technology pursuant to the terms thereof.

1.3 WHEREAS the Purchaser completed a qualifying transaction on September 17, 2020, pursuant to which it acquired all of the issued and outstanding common shares of KWESST Inc. (the "Listing").

1.4 WHEREAS KWESST Inc. has agreed to assign its obligations under the LOI to the Purchaser, which assignment was accepted and consented to by the Seller as of the date hereof.

1.5 WHEREAS the Seller wishes to sell its right, title and interest in the Low Energy Cartridge (LEC) Technology and the associated Intellectual Property.

1.6 WHEREAS the Purchaser wishes to purchase the Low Energy Cartridge (LEC) Technology and the associated Intellectual Property, as well as to obtain services in order to ensure the complete transfer of all data, technical specifications, research material, know-how and other tangible and intangible aspects relating to the Low Energy Cartridge (LEC) Technology so as to allow Purchaser to commercially exploit the Low Energy Cartridge (LEC) Technology.

1.7 WHEREAS the Seller and the Purchaser intend that subsection 85(1) of the Income Tax Act (Canada) (the "Tax Act") and the corresponding provisions of any applicable provincial income tax legislation shall apply to the transfer of the Low Energy Cartridge (LEC) Technology, the whole as set out herein;

1.8 WHEREAS the Seller and the Purchaser intend, to the extent permitted, that section 167 of the Excise Tax Act (Canada) and the corresponding provisions of any applicable provincial sales tax legislation shall apply to the transfer of the Low Energy Cartridge (LEC) Technology, the whole as set out herein;

2. Definitions

2.1 "Affiliates" has the meaning ascribed to such term in the Canada Business Corporations Act.

2.2 "Assignment Agreements" means the written agreements assigning rights, titles and interest in or to the Low Energy Cartridge (LEC) Technology from Mr. David Luxton, any other contributors to the Low Energy Cartridge (LEC) Technology and/or prior owners thereof to Seller, substantially in the form attached as Schedule B.

2.3 "Claims" means any demand, action or cause of action, governmental or otherwise.

2.4 "Confidential Information" means any non-public information in any form and however transmitted, whether orally, visually, in writing, or by electronic communication, that would be reasonably perceived in good faith to be confidential or proprietary, including without limitation:

(a) technological disclosures, business operations, current or future hardware and software deployment and designs, data, algorithms, designs, technology, source code for any proprietary or custom-developed software; IT security measures or business continuity measures, trade secrets and confidential know-how, formulas, methods and processes, specifications, databases, pricing strategies, customer lists, proposals, contracts, technical and/or financial information;

(b) all information, documents or other material with respect to the Low Energy Cartridge (LEC) Technology;

(c) all information, documents or other material with respect to Intellectual Property in the Low Energy Cartridge (LEC) Technology;

(d) any information that is identified as "confidential";

(e) the provisions of this Agreement.

2.5 "Consideration Shares" means the 1,000,000 common shares of the Purchaser to be is- sued at a deemed price of forty-five cents ($0.45) per common share of the Purchaser.

2.6 "Documents" has the meaning ascribed to such term in Section 3.1.

2.7 "Exchange" means the TSX Venture Exchange;

2.8 "Exchange Acceptance" means receipt by the Purchaser of acceptance of the Exchange to the transactions contemplated hereby, including the issuance of the Consideration Shares and Warrants;

2.9 "Low Energy Cartridge (LEC) Documentation" has the meaning ascribed to such term in Section 3.1.

2.10 "Low Energy Cartridge (LEC) Technology" means the technology designated as "Low Energy Cartridge (LEC)" summarily described in Schedule A, all Intellectual Property in or relating to such technology (including without limitation any trademark rights to the name "Low Energy Cartridge (LEC)"), all source code or other source material, drawings, prototypes, data, algorithms, marketing materials, and documentation used to test, develop, manufacture, source parts for, operate and otherwise use such technology, which is being acknowledged to include the combination of commercially available off-the-shelf third party components or technologies marketed by parties acting at arm's length of the Seller.

2.11 "Intellectual Property" means any domestic or foreign intellectual property rights of any nature including but not limited to:  (i) issued patents, patent applications and reissues, divisions, continuations, renewals, extensions and continuations in part of issued patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, formulae, recipes, product specifications, confidential information, know how, methods, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyright, registered copyright and applications for copyright registration; (iv) registered industrial designs or applications for industrial designs, de- signs, design registrations, design registration applications and integrated circuit topographies;(v) mask works, mask work registrations and applications for mask work registrations; (vi) registered trademarks, trademark applications, service marks, service mark applications, unregistered trademarks, unregistered service marks, logos, slogans, domain names, social media identifiers, brand names, and the good-will associated therewith; and (vii) rights in software and databases.

2.12 "Loss" means any damage, loss, cost, liability, expense or requirements, governmental or otherwise, including the reasonable cost of legal representation in respect thereof and any interest or penalty arising in connection therewith.

2.13 "Order" means any order (including any judicial or administrative order and the terms of any administrative consent), judgement, injunction, decree, ruling or award of any arbitrator or Governmental Entity;

2.14 "Prime Rate" means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes at its head office in Montreal as the reference rate of interest that it shall charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate.

2.15 "Securities Laws" means the Securities Act (Ontario), the U.S. Securities Act and any such other securities Laws applicable to the Purchaser, including all rules and regulations under such Laws, together with applicable published policy statements, instruments, notices and Orders of all applicable securities regulatory authorities.

3. Delivery and Payment

3.1 Delivery.  Seller shall deliver on the date of execution of this Agreement (i) all source code or other source material, drawings, specifications, bills of materials, technical diagrams, part lists, assembly diagrams, supplier information, data, algorithms, marketing materials, and all other data and documentation forming part of the Low Energy Cartridge (LEC) Technology in a fully exploitable format (the "Low Energy Cartridge (LEC) Documentation"), (ii) the Assignment Agreements in the form set out in Schedule, and (iii) any documents describing know- how or trade secrets, (hereinafter collectively designated the "Documents").  Such delivery shall be complete and sufficient to evidence Seller's clear chain of title to the Low Energy Cartridge (LEC) Technology.

3.2 Purchase Price.  Further to receipt of the Documents, Purchaser shall pay to Seller the Purchase Price (as defined below) set out in section 3.3 below.  For greater certainty, payments described below in section 3.5 below shall not be considered as part of the Purchase Price.

3.3 Payment of the Purchase Price.  Subject to compliance with the terms of this Agreement, the Purchase Price shall be the issuance of the Consideration Shares and the Warrants (as defined herein).  The parties acknowledge and agree that the Consideration Shares and the Warrants shall be issued by the Purchaser in consideration for the Low Energy Cartridge (LEC) Technology and that the Consideration Shares and Warrants have a fair market value of and are, in all circumstances of the transaction, the fair equivalent of a consideration payable in cash equal to the fair market value of the Low Energy Cartridge (LEC) Technology.

3.4 Warrants.  On the Effective Date, the Purchaser shall issue to the Seller five hundred thousand (500,000) common share purchase warrants of the Purchaser (the "Warrants") with each Warrant being exercisable at a price of seventy cents ($0.70) per common share the Purchaser for a period of sixty (60) months following the Effective Date.  The Warrants shall vest as to 125,000 Warrants on each of January 15, 2022, January 15, 2023, January 15, 2024, January 15, 2025.

3.5 Royalties and Royalty Rate.  In addition to the Purchase Price and subject to compliance with the terms of this Agreement, Purchaser shall pay Seller royalties at a rate of seven percent (7%), on (i) amounts received in consideration of the grant of licenses of the Low Energy Cartridge (LEC) Technology to third parties, net of taxes; and (ii) sales by Purchaser of products incorporating the Low Energy Cartridge (LEC) Technology, net of taxes (including, for clarity purposes, amounts withheld pursuant to applicable tax laws), duties, customs brokerage fees, shipping and handling costs, customer credits, discounts and returns (the "Royalties"), for a period of eleven (11) years following the Effective Date.  The obligation to pay Royalties shall terminate automatically once Purchaser has paid Seller a total of ten million dollars ($10,000,000) (the "Maximum Royalty Payment").

3.6 Payment of Royalties.  The Royalties set out in section 3.5, shall be paid as follows:

(a) On the Effective Date, an amount of one hundred and fifty thousand dollars ($150,000) shall be payable to the Seller as an advance on Royalties, which advance corresponds to Royalties owed until the first anniversary of the Effective Date;

(b) Starting on the second anniversary of the Effective Date, for each year until the Maximum Royalty Payment has been paid, the royalties owed will be the greater of the (i) Royalties, or (ii) the minimum annual royalty, which shall be as follows:

(1) second anniversary of the Effective Date:  $150,000;

(2) third anniversary of the Effective Date:  $150,000;

(3) fourth anniversary of the Effective Date:  $200,000;

(4) fifth anniversary of the Effective Date:  $200,000;

(5) sixth anniversary of the Effective Date:  $250,000;

(6) seventh anniversary of the Effective Date:  $250,000;

(7) eighth anniversary of the Effective Date:  $300,000;

(8) ninth anniversary of the Effective Date:  $300,000;

(9) tenth anniversary of the Effective Date:  $350,000; and

(10) eleventh anniversary of the Effective Date:  $350,000; (collectively the "Minimum Annual Royalties")

on a semi-annually basis no later forty-five (45) days after the end of the said period and shall be accompanied by a report detailing the amounts that are the subject of royalty payments in their original currency, any currency conversions, any amounts deducted on account of customer cred- its, discounts and returns.  No further reporting shall be made once the Maximum Royalty Payment has been made to Seller.

3.7 Royalty Buy-Out.  The Purchaser shall have the right at any time to extinguish the Royal- ties, by paying to the Seller and amount equal to the Maximum Royalty Payment less all Royal- ties and Minimum Annual Royalties already paid.

3.8 Indemnification for Taxes.  Seller shall indemnify and hold Purchaser harmless from and against any taxes and any penalty or interest in respect thereof which may be payable by or assessed against Purchaser as a result of or in connection with Purchaser's failure to withhold, pursuant to applicable tax laws, any taxes payable by Seller with respect to the Royalties set out in section 3.5.

3.9 Books and Records.  At all times while this Agreement is in effect and Royalties are pay- able to Seller, and thereafter for the later of (a) four (4) years after the expiration or termination of this Agreement; and (b) the resolution of any dispute arising out of or otherwise related to the transactions contemplated hereby, Purchaser shall keep and maintain accurate books and records to account for all operations and activities associated to the Low Energy Cartridge (LEC) Technology within the scope of this Agreement, in accordance with GAAP.

3.10 Audit.  At all times during the term of the Agreement during which Royalties are payable to Seller, Seller shall have the right, from time to time, upon not less than ten business days' advance notice and during regular business hours, to examine and/or audit, and make copies and extracts from all reports, books of account, records, and all other documents, materials and inventories in the possession of or under the control of Purchaser with respect to the subject matter and terms of this Agreement, including, without limitation, manufacturing, inventory and sales records relating to products incorporating the Low Energy Cartridge (LEC) Technology sold.  Any audit hereunder shall be made by Seller at its own expense, except to the extent the audit reveals underpayment to the Seller of more than five percent (5%) for the time period being audited.

3.11 Canadian Hold Period.  The Seller hereby acknowledges that upon the issuance of the Consideration Shares or Warrants in accordance with section 3.3 hereof, such securities shall be subject to a mandatory hold period under applicable Securities Laws and may be further subject to an additional hold period and/or escrow requirements, as applicable, pursuant to rules of the Exchange.  The Seller further acknowledges that the certificate representing such securities will bear an appropriate legend, as may be prescribed under Securities Laws, pursuant to rules of the Exchange.

4. Transfer of Technology

4.1 Intellectual Property Assignment.  Seller hereby assigns and transfers to Purchaser all rights, titles and interests, including all Intellectual Property, in or to the Low Energy Cartridge (LEC) Technology, including without limitation, all rights of Seller under the Assignment Agreements and all inventions and discoveries described therein and any term extensions or renewals and additional rights to with respect to Intellectual Property in the Low Energy Cartridge (LEC) Technology granted by law in the future pursuant to applicable laws and international conventions.

4.2 Assignment of Causes of Action.  Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, in connection with the Low Energy Cartridge (LEC) Technology, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement, violation or misappropriation of the Low Energy Cartridge (LEC) Technology.

4.3 Transfer.  Starting on the Effective Date of this Agreement Seller shall, at no cost to Purchaser, make its employees, including Mr. David Luxton, available through remote or face-to- face meetings at Purchaser's site (when reasonably requested and to the extent possible) with Purchaser's employees and consultants, for the purpose of (i) all information and know how relating to use and exploitation of the Low Energy Cartridge (LEC) Technology (ii) assisting Purchaser's employees and consultants to fully understand the Low Energy Cartridge (LEC) Documentation; and (iii) training and counselling Purchaser and its employees and consultants so that Purchaser will be in a position within twelve (12) months of the Effective Date to commercially use and exploit the Low Energy Cartridge (LEC) Technology in its own facility (or that of its designated subcontractors) with its own employees without the assistance of Seller (the "Transfer Services").  If deemed necessary by the Purchaser, the Seller shall make its consultants avail- able to the Purchaser to give effect to this Section 4.3, and the Purchaser agrees to pay for such consultants services, as long as those payments have been approved in writing by the Purchaser prior to being incurred.

4.4 Knowledge Transfer Committee.  Purchaser may, from time to time, organize knowledge transfer meetings for the purpose of monitoring the completion of the Transfer Services.  Seller shall make Mr. David Luxton and other of its key employees available for such meetings.  Among other subjects, Seller shall use these meetings to (a) direct the form and content of the technical information to be produced in order to properly document the Intellectual Property that is not documented, and (b) agree on the timeline and methodology of the Transfer Services to be performed by Seller with their key personnel.

5. Additional Obligations

5.1 Further Cooperation - Seller.  Seller shall cooperate with Purchaser and shall promptly sign (and have signed by the relevant persons, including without limitation by Mr. David Lux-ton) all instruments and agreements necessary to further confirm the assignment set out in this section 4.1 or to allow Purchaser to register, protect, defend or enforce Intellectual Property in the Low Energy Cartridge (LEC) Technology and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.  The decision to file for patent, copyright or industrial design protection or to maintain such development as a trade secret shall be in the sole discretion of Purchaser.

6. Purchaser's Conditions Precedent

6.1 The obligation of the Purchaser to consummate this Agreement on the Closing Date shall be subject to the prior completion of the following conditions:

(a) The Purchaser will have received conditional or final Exchange Acceptance for the issuance of the Consideration Shares and Warrants, and any other regulatory approval that may be required.

(b) The representations and warranties of the Seller contained in this Agreement or in any of the Low Energy Cartridge (LEC) Documents will have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date, with the same force and effect as if such representations and warranties had been made on and as of such Effective Date, save and except in any respect which would not have a material adverse effect on the Assets;

(c) The Seller will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by the Seller at or prior to the Effective Date;

(d) The Seller will deliver or cause to be delivered to the Purchaser the closing documents as set forth in Section 4 in a form satisfactory to the Purchaser, acting reasonably;

(e) There will not be in force any order or decree restraining or enjoining the con- summation of the transactions contemplated hereby; and

(f) Seller shall have received and delivered to the Purchaser an executed legal opinion that is satisfactory to the Purchaser, acting reasonably, from outside intellectual property counsel with respect to intellectual property under this Agreement and potential for violation of any third-party rights.

7. Term of Agreement

7.1 This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the earliest of (i) twenty years from the Effective Date unless the Agreement is terminated earlier pursuant to the terms of section 8 below.

8. Termination

8.1 Termination for cause.  Upon written notice as specified in this Agreement, Purchaser may terminate this Agreement for cause in the event of any material breach of an obligation therein that remains uncured for thirty (30) days, or for any breach of a material representation and warranty by the Seller.  Seller may terminate this Agreement for cause in the event of non- payment of Royalties more than thirty (30) days after the due date thereof.

8.2 Termination for convenience by Purchaser.  Purchaser may terminate this Agreement for convenience, including but not limited to circumstances where market conditions for sales of the Low Energy Cartridge (LEC) Technology become unfavorable.  Purchaser shall provide Seller with at least sixty days' prior written notice, which notice shall (i) identify all exclusive and non- exclusive licenses granted by Purchaser that cannot be terminated on thirty (30) days' prior writ- ten notice and provide, to the full extent possible, copies of such licenses; and (ii) provide a list of all applied for, issued or registered Intellectual Property in the Low Energy Cartridge (LEC) Technology.

8.3 Effect of Termination.  Upon the termination of the Agreement:

(a) Purchaser is fully and irrevocably, released and discharged by Seller from any payment obligations including the outstanding or future Purchase Price and Royalties to Seller with respect to the Low Energy Cartridge (LEC) Technology and any improvements thereto.

(b) Any unvested warrants as of the date of the termination of the Agreement shall be immediately cancelled.

(c) Upon the termination of the Agreement in accordance with Section 7.2, Purchaser shall within thirty days of such termination return all Confidential Information and material pertaining to Intellectual Property in the Low Energy Cartridge (LEC) Technology in its possession (or in its custody or control) to Seller, or destroy such information or material pertaining to such intellectual property as instructed by Seller.  Seller may require Purchaser to confirm, in a sworn statement, that the Confidential Information and material pertaining to Intellectual Property in the Low Energy Cartridge (LEC) Technology were either returned or destroyed.

(d) Within thirty days from the receipt of the termination notice under Section 7.1 and 8.2, Seller may exercise the option, by giving written notice to Purchaser, to re- quest Purchaser to assign all its right, title and interest in and to the Low Energy Cartridge (LEC) Technology, including Intellectual Property therein.  The consideration shall be payable by Seller at the closing of the transaction, which closing shall occur at the latest on the termination date.  Any assignment by Purchaser to Seller under this Section 8.3(d) shall be on an "as is, where is" basis without any representation, warranty or condition, whether implied, express or provided by law, including without limitation any representation or warranty of merchantability or of non-infringement of third party intellectual property.  The Parties will co- operate promptly to document such assignments for purpose of recordal with the various intellectual property offices, which recordal shall be made at Seller's sole expense.  Purchaser shall be responsible up to the termination date for the fees payable for the filing, prosecution and maintenance of any Intellectual Property in the Low Energy Cartridge (LEC) Technology.  To the extent Seller exercises its option, Seller shall bear, as of the termination date, all expenses related to and be entirely responsible for the filing, prosecution and maintenance of any Intellectual Property in the Low Energy Cartridge (LEC) Technology.

(e) Purchaser will take all reasonable care to ensure the appropriate protection of Intellectual Property.

(f) Seller shall accept the assignment pursuant to Section 7.3 (e) on "as is, as available" basis without any representations, warranties or conditions, including those that may be provided by law, of all licenses entered into by Purchaser with respect to the Intellectual Property in the Low Energy Cartridge (LEC) Technology and become bound by their terms and conditions.

(g) Upon termination by Purchaser pursuant to 7.1, Purchaser shall have the right to claim from Seller actual costs and damages incurred by the Purchaser arising from the material breach, without limitation as to any other remedies Purchaser may have at law.

(h) If a dispute arises out of, or in connection with this Agreement, the parties agree to resolve the dispute through negotiation, mediation or other methods of dispute resolution.

(i) The obligations set forth in Sections 5.1, 14.1 and 14.2 and Sections 9, 12 and 13 shall remain in full force and effect despite the termination of this Agreement, regardless of the reason therefor.

9. Representations and Warranties of the Seller

Seller hereby represents and warrants to Purchaser as follows in respect of the Low Energy Cartridge (LEC) Technology and the Intellectual Property therein:

9.1 Residence.  The Seller is not a non-resident of Canada for the purpose of the Tax Act; the Seller is a resident of the Province of Ontario.

9.2 Authority.  Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

9.3 Title.  Seller has good and marketable exclusive title to the Intellectual Property in the Low Energy Cartridge (LEC) Technology.  The Intellectual Property and all material forming part of the Low Energy Cartridge (LEC) Technology is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer.  There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Intellectual Property in the Low Energy Cartridge (LEC) Technology nor to any material forming part of the Low Energy Cartridge (LEC) Technology.  There are no existing and unexpired contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire or license any of the Intellectual Property in the Low Energy Cartridge (LEC) Technology nor to any material forming part of the Low Energy Cartridge (LEC) Technology.

9.4 Completeness of the Low Energy Cartridge (LEC) Technology.  Neither the Seller, nor the directors, officers of the Seller, its Affiliates nor, to the knowledge of the Seller, any persons who contributed to the development of the Low Energy Cartridge (LEC) Technology shall upon execution of this Agreement retain any Intellectual Property that would be necessary in order to commercially exploit the Low Energy Cartridge (LEC) Technology.

9.5 Existing Rights Granted to Others.  No rights, covenants not to sue, licenses of, or any consent to use any Intellectual Property in the Low Energy Cartridge (LEC) Technology have been granted to third parties, including for clarity to any Affiliates of the Seller nor to any per- sons involved in the development of the Low Energy Cartridge (LEC) Technology, nor for purposes of open innovation, open source, copylefted or free software projects.

9.6 Infringement.  To the knowledge of Seller neither the Low Energy Cartridge (LEC) Technology nor the use and exploitation thereof in any territory violates, infringes, or misappropriates any third party Intellectual Property or would violate, infringe, or misappropriate any third party Intellectual Property.  Neither the Seller, nor, to the knowledge of the Seller, Mr. David Luxton, have received any communication from a third party advising that the Low Energy Cartridge (LEC) Technology infringes, violates or misappropriates its Intellectual Property or that of an- other person nor inviting the Seller or Mr. David Luxton to obtain a license of or purchase Intellectual Property of a third party in connection with the use, development or exploitation of the Low Energy Cartridge (LEC) Technology.

9.7 Third Party Intellectual Property.  To the knowledge of the Seller, the commercialization of products incorporating the Low Energy Cartridge (LEC) Technology as contemplated at closing does not require any third party Intellectual Property or components, other than commercially available off-the-shelf third party components or technologies.  To the knowledge of the Seller, no software, software libraries, technologies, data or material that is the subject of an open innovation project, subject to open source terms, copyrighted or disseminated free of charge has been incorporated into the Low Energy Cartridge (LEC) Technology or is necessary for the use and commercial exploitation of the Low Energy Cartridge (LEC) Technology.

9.8 Disclosures.  No disclosures, sales or offers for sale of the Low Energy Cartridge (LEC) Technology have been made by Seller or its Affiliates, their agents, and, to the knowledge of the Seller, by any persons involved in the development of such technology or who have otherwise had access to such technology, that would invalidate in whole or in part the claims of any future patent applications, except as disclosed to third parties bound by Non Disclosure Agreement as provided in 9.9.

9.9 Protection of confidential information.  Seller has taken all reasonable steps to preserve the confidentiality of any trade secrets and other confidential information pertaining to the Low Energy Cartridge (LEC) Technology.  All persons that have had access to the Low Energy Cartridge (LEC) Documentation have been at all times legally bound by an obligation not to use other than for the purposes of the Seller's business and an obligation not to disclose such information to others.  Seller is not aware of any disclosure, misappropriation, intrusion or data breach that could reasonably compromise the trade secret protection pertaining to the Low Energy Cartridge (LEC) Technology.

9.10 Government.  No government entity, including without limitation the United States Army, has any right in or relating to the Low Energy Cartridge (LEC) Technology and any Intellectual Property in the Low Energy Cartridge (LEC) Technology, including without limitation, any proprietary interest, any license or right to use, any option to obtain a license, any right to use or obtain an assignment of such technology, any right to restrict the sale or licensing of such technology, any right to obtain any part of the proceeds of the sale, licensing or use of such technology, any right to claim the reimbursement of any amounts associated with the development of such technology.

9.11 Restrictions on Rights.  Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Low Energy Cartridge (LEC) Technology as a result of the transaction contemplated in this Agreement.

9.12 Enforcement.  Seller has not put any third party on notice of actual or potential infringement, misappropriation or violation of any Intellectual Property in the Low Energy Cartridge (LEC) Technology.

9.13 Conduct.  None of Seller or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Intellectual Property in the Low Energy Cartridge (LEC) Technology or hinder their enforcement, including but not limited to misrepresenting Seller's patent rights to a standard-setting organization or failing to file a requisite information disclosure statement in a timely manner regarding in connection with a patent application or patent where legally required.

9.14 Related Assets.  There are no other patents issued and/or applications pending for or on behalf of Seller nor, to the knowledge of the Seller, on behalf of Mr. David Luxton or any other person involved in the development of the Low Energy Cartridge (LEC) Technology, which would reasonably require a license under any claim of such other patents.

9.15 Validity and Enforceability.  No Intellectual Property forming part of the Low Energy Cartridge (LEC) Technology has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

9.16 Development Process.  All contractors, consultants, employees and other persons who contributed to the development, creation or conception of the Low Energy Cartridge (LEC) Technology have entered into intellectual property assignment contracts with and in favour of the Seller whereby each such person has assigned or confirmed the Seller's ownership of all right, title and interest (except moral rights) that such person may possess in and to such any Intellectual Property developed, created or conceived by such person in connection with the Low Energy Cartridge (LEC) Technology in favor of Seller, to the full extent permitted by applicable laws.  Each such contractor, consultant, employee or other person has irrevocably waived in writing its moral rights, where applicable, to any developments created by it on behalf of the Seller in connection with the Low Energy Cartridge (LEC) Technology; wherein said person was an employee, consultant or contractor, where appropriate, the consultant or contractor also obtained the necessary waiver(s) of moral rights from any and all of its own employees, consultants, and contractors involved in the creation of any such Intellectual Property, to the full extent permitted by applicable laws.

9.17 State of Low Energy Cartridge (LEC) Technology.  The Low Energy Cartridge (LEC) Technology has been developed to the stage of successful proof of concept.  At least one fully functioning proof of concept incorporating the Low Energy Cartridge (LEC) Technology has been produced.  Seller is in possession of a complete copy of all source code of software forming part of the Low Energy Cartridge (LEC) Technology.

10. Representations and Warranties of the Seller

Purchaser hereby represents and warrants to the Seller as follows:

10.1 Incorporation.  It has been duly incorporated and organized and is a validly existing corporation in good standing under the Laws of British Columbia;

10.2 Corporate Power.  It has full right, corporate power and authority to carry on its business, and to execute and deliver this Agreement and any agreement or instrument referred to or contemplated herein, subject to approval of this Agreement by the Exchange;

10.3 Execution.  The execution and delivery of this Agreement has been duly and validly authorized by the Purchaser;

10.4 Valid Obligation.  This Agreement, when delivered in accordance with the terms hereof, shall constitute a valid and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar law affecting creditors' rights generally, and to the general principles of equity;

10.5 Necessary Approvals.  On the Effective Date and following receipt of the Exchange Acceptance, the Purchaser will have obtained all necessary approvals, consents or waivers with respect to the acquisition of the Low Energy Cartridge (LEC) Technology by the Purchaser;

10.6 Listing.  The Common Shares are listed on the Exchange and the Purchaser is in compliance in all material respects with the policies of the Exchange, except as disclosed in writing to the Seller.

11. Tax Elections

11.1 Tax Deferral.  The Purchaser shall, at the request of the Seller, jointly elect with the Seller under subsection 85(1) of the Tax Act with respect to the transfer of the Low Energy Cartridge (LEC) Technology.  Such election will be prepared by the Seller and filed by the Seller in the form and manner and within the time prescribed by the Tax Act.  The agreed amount for the purposes of such election shall be such amount as is determined by the Seller within the limits pre- scribed in the Tax Act.

11.2 Election Forms.  The Purchaser shall, at the request of the Seller, jointly elect with the Seller under corresponding provisions of any applicable provincial income tax legislation with respect to the transfer of the Low Energy Cartridge (LEC) Technology.  The provisions of Section 11.1 shall apply mutatis mutandis to the making of any such provincial election.

11.3 To the extent permitted under section 167 of the Excise Tax Act (Canada) and the corresponding provisions of any applicable provincial legislation, the Seller and the Purchaser shall jointly execute in the prescribed form, and the Purchaser shall file by the applicable due date, an election under section 167 of the Excise Tax Act (Canada) and the corresponding provisions of any applicable provincial legislation such that no Goods and Services Tax/Harmonized Sales Tax ("GST/HST") and/or similar provincial sales tax shall be payable with respect to the purchase and sale of the Low Energy Cartridge (LEC) Technology.]

12. Indemnification

12.1 Indemnification for Breaches of Representations and Warranties.  Seller hereby agrees to indemnify and save harmless the Purchaser, effective as and from the Effective Date, from and against any Losses which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfilment of any covenant or agreement on the part of Seller under this Agreement or any misrepresentation in or breach of any representation or warranty of the Seller contained herein.

12.2 Any amount which Seller is liable to pay to Acquirer pursuant to this Section 12.1 shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date Purchaser disbursed funds, suffered such Losses, to the date of payment by Seller to Purchaser.  Purchaser and Seller each consent that the choice of attorneys pursuant to any Claims will be made exclusively by Purchaser.

12.3 Third Party Claims.  If a Claim is made against Purchaser by a third party for which Purchaser may be entitled to indemnification under Section 12.1, Purchaser shall give notice (the "Indemnity Notice") to Seller specifying the particulars of such Claim forthwith and in any event within thirty (30) days after it receives notification of the Claim.  Failure to give such no- tice within such time period shall not prejudice the rights of Purchaser except to the extent that the failure to give such notice materially adversely affects the ability of Seller to defend the Claim or to cure the breach or incorrectness of the representation, warranty, covenant or agreement giving rise to the Claim or that Seller suffers damages as a result thereof.  Seller shall have the right to participate in any negotiations or proceedings with respect to such Claim at its own expense.  Purchaser shall not settle or compromise any such Claim without the prior written con- sent of Seller, which shall not be unreasonably refused.  Purchaser shall co-operate in all reasonable respects in the defense of such Claim but at the expense of Seller.  If Seller fails, after the giving of such notice, diligently and reasonably to defend such Claim throughout the period that such Claim exists, its right to defend the Claim shall terminate and Purchaser may assume the defense of such Claim at the sole expense of Seller.  In such event, Purchaser may compromise or settle such Claim, without the consent of Seller.  If Purchaser becomes aware of a possible infringement by a third party on the Low Energy Cartridge (LEC) Technology, the Intellectual Property and the name Low Energy Cartridge (LEC), it shall give notice to Seller of such possible infringement.

13. Confidentiality

13.1 Ownership.  Seller acknowledges that as of the Effective Date Purchaser becomes the exclusive owner of all Confidential Information related to the Low Energy Cartridge (LEC) Technology.

13.2 Confidentiality of Terms.  Seller and Mr. David Luxton shall maintain Confidential Information with respect to the Low Energy Cartridge (LEC) Technology and the Low Energy Cartridge (LEC) Documentation with the same care against disclosure that it treats its own proprietary confidential information whether or not ownership is transferred under this agreement.

13.3 Terms of this Agreement.  Seller shall keep the Confidential Information related to the Low Energy Cartridge (LEC) Technology, the Low Energy Cartridge (LEC) Documentation and the terms and existence of this Agreement confidential and shall not now or hereafter divulge any of this information to any third party except:  (a) with the prior written consent of Purchaser, such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or le- gal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating par- ties; or (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with proceeding with financial transactions; provided that, in (b) through (d) above, (i) Seller shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) Seller shall provide the other Party with at least ten (10) days prior written notice of such disclosure.

14. Miscellaneous

14.1 Governing Law.  Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws applicable in the Province of Ontario without regard to principles of conflict of laws.

14.2 Jurisdiction.  Each party hereby agrees to exclusive jurisdiction and venue in the courts of the judicial district of Ottawa for all disputes and litigation arising under or relating to this Agreement.

14.3 Entire Agreement.  The terms and conditions of this Agreement, including its schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.  These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.  The following schedules are attached hereto and incorporated herein:  Schedule A (entitled "Low Energy Cartridge (LEC) Technology")

14.4 Notices:  All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser

DEFSEC Corporation	KWESST Micro Systems Inc.

1100 - 343 Preston Street	Unit #1, 155 Terence Matthews Crescent,

Ottawa, Ontario, K1S 1N4	Kanata, ONT, K2M 2A8

Attn: David Luxton	Attn: Jeffrey McLoed

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

14.5 Relationship of Parties.  The parties hereto are independent contractors.  Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

14.6 Equitable Relief.  The Parties agree that damages alone would be insufficient to compensate for a breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

14.7 Severability.  The terms and conditions stated herein are declared to be severable.  If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

14.8 Waiver.  Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

14.9 Assignment.  The terms and conditions of this Agreement shall inure to the benefit and be binding upon the Parties, their successors, assigns and other legal representatives.  Any portion of the Purchase Price or Royalties may be assigned by the Seller for convenience to a third-party.

14.10 In witness whereof, the parties have executed this Technology Purchase Agreement as of the Effective Date:

DEFSEC Corporation	KWESST Micro Systems Inc.

"David Luxton"	"Jeff McLeod"

David Luxton, President	Jeff McLeod, President & CEO

Jan 15, 2021	Jan 15, 2021

Date	Date

Schedule A

SCHEDULE A

LOW ENERGY CARTRIDGE (LEC) TECHNOLOGY

Description of technology attached herewith.

Overview

The LEC is a system comprising:

◾ a dedicated firing platform in a non-standard calibre to ensure "live fire exclusion" for safety;

◾ a non-lethal low energy cartridge case and actuator that powers a projectile; and

◾ a non-lethal polymer projectile with various payloads depending on the intended application
(public order, training, personal defence or high-action gaming).

The calibration of energy dynamics between the firing platform, the energy in the cartridge and the velocity of the projectile combine to ensure reliable functioning of the firing platform and terminal effects that are non-lethal (typically by ensuring muzzle velocity remains under 400 fps).

There are two versions of the LEC cartridge:

◾ One for non-reciprocating firing platforms, i.e. revolvers and shotguns; and

◾ One for reciprocating firing platforms, such as automatic pistols, sub-machine guns and assault rifles.

Proprietary commercial confidential information of DEFSEC Corporation

Cartridges, projectiles and payloads

Non-reciprocating cartridge

◾ For revolvers and shotguns

◾ Custom off-size casing diameter

◾ Casing interior with recessed ribs that mate with protruding ribs of the projectile

◾ Custom actuator for optimized pressure curve.

Reciprocating cartridge

◾ For automatic pistols, sub-machine guns and assault rifles

◾ Custom off-size casing diameter and length

◾ Illustrations at right are proprietary variants employing a novel hi-low pressure system

◾ Directs high pressure rearward to function firing mechanism, ports residual low pressure forward to propel projectile at velocity under 400 fps

◾ Custom actuator for optimized pressure curve.

Proprietary commercial confidential information of DEFSEC Corporation

Cartridges, projectiles and payloads…cont'd

Projectiles

Shotgun and revolver projectiles

◾ Off-size 12 gauge and off-size .44 Cal

◾ Two-piece, cap-and-plug design

◾ Exterior self-stabilizing ribs that mate to interior of cartridge case

◾ Snap-fit base plug for simple fill and payload retention

Automatic firearm projectile

◾ For automatic pistols, submachine guns and assault rifles

◾ Same basic concept as shotgun and revolver but re-sized for off-size .40 Cal

◾ Snap-fit cap-and-plug design for simple fill and payload retention

Turbo cap-and-plug design in .68 calibre

◾ For opportunistic stand-alone sales to large installed base of mag- fed air guns

Projectile payloads

◾ Blank (firearms training)

◾ Solid slug (practice, pain compliance)

◾ Inert powder (practice, force-on-force training, gaming)

◾ Colored marking agent (force-on-force training, gaming)

◾ Irritant (capsaicin- based) powder (public order, dangerous subject, personal defence)

Proprietary commercial confidential information of DEFSEC Corporation

Firing platforms

Custom dedicated non-reciprocating firing platforms

◾ Shotguns and revolvers

◾ Main application public order and dangerous suspects

◾ Colored to signify non-lethal

◾ Chambered to accept only LEC cartridges

◾ Adaptation of existing popular shotgun design(s) and readily available components

◾ Revolver based on existing platform designs with custom outer clamshell to detract from real gun appearance.

◾ Can be accessorized with laser sights and onboard high-lumen mini-flashlight

Custom dedicated reciprocating firing platforms

◾ Automatic pistols, sub-machine guns and assault rifles

◾ Main applications are military and law enforcement training, personal protection and high-action gaming

◾ Only two platform patterns required initially:  M4 Carbine and Glock pistol or equivalent, colored to signify less-lethal.

◾ Pistol mechanism can also be encased in custom cladding for non-firearm appearance.

Proprietary commercial confidential information of DEFSEC Corporation

Cartridge features and novelty

Non- reciprocating cartridge for shotgun and revolver

Proprietary commercial confidential information of DEFSEC Corporation

Cartridge features and novelty

Reciprocating cartridge for automatic firing platforms

Proprietary commercial confidential information of DEFSEC Corporation

4

3
1
2

3 Radiating fracture lines for frangibility

1 Exterior protruding ribs that mate to interior recessed ribs of cartridge casing

2 Detents to retain projectile in cartridge

Base cap snap fits to rear of projectile

4 Shaped recessed chamber for optimal drag and centre of gravity for enhanced stability in flight

Turbo stand-alone projectile design for .68 mag-fed air guns

Radiating fracture lines on nose, with snap-fit recessed base plug profiled for p=optimal drag

Turbo exterior profile for self-stabilization without rifling

Proprietary commercial confidential information of DEFSEC Corporation

SCHEDULE B

FORM OF CONFIRMATORY ASSIGNMENT DOCUMENT

In consideration of the engagement by the undersigned (the "Contributor") as an employee, consultant or subcontractor of DEFSEC CORPORATION. (the "Corporation"), the undersigned confirms the existence of the following agreements and covenants as follows:

1. For purposes of this contract, the expression "Low Energy Cartridge (LEC) Technology" means the technology designated as "Low Energy Cartridge (LEC)" summarily described in Schedule I, all source code or other source material, drawings, prototypes, data, algorithms, marketing materials, and documentation used to test, develop, manufacture, source parts for, operate and otherwise use such technology.

2. Engagement as an employee, consultant or subcontractor in connection with the Low Energy Cartridge (LEC) Technology ("Engagement") may result or has resulted in the development of confidential information for the benefit of the Corporation or will give or has given the Contributor access to proprietary and confidential information belonging to the Corporation, its customers, its suppliers and others (the proprietary and confidential information is collectively referred to in this Agreement as "Confidential Information").  Confidential Information includes but is not limited to technological information, technical data, schematics, source code. prototypes, processes, drawings, know-how, methods, algorithms, designs, software, workflows, customer lists, marketing plans and strategies, and/or financial information.  All Confidential Information remains the confidential and proprietary information of the Corporation.  Confidential Information does not include information that (i) is or becomes public other than through a breach of this Agreement or (ii) is known to the Contributor prior to disclosure by the Corporation as demonstrated by written records.

DISCLOSURE AND OWNERSIDP OF INTELLECTUAL PROPERTY

3. All inventions (whether patentable or not), improvements, technologies, trade secrets, databases, computer programs (including source code), know-how, works of authorship, designs, utility models, formulae, copyrightable works, semi-conductor chip or mask works, social media identifiers, and any other subject-matter that may be protected by an intellectual property right and all applications and registrations of the foregoing in all countries and territories worldwide and under international conventions, solely or jointly obtained, conceived, developed, or reduced to practice, or caused to be obtained, conceived or developed, or reduced to practice by the Contributor in the course of the Contributor's Engagement with the Corporation (the "Corporation IP") shall be disclosed in writing promptly by the Contributor to the Corporation, and shall be the sole and exclusive property of the Corporation, to the full extent applicable as a "work for hire".

4. To the extent that the Corporation IP is not already owned by the Corporation pursuant to any applicable laws, Contributor hereby confirms the assignment and transfer to the Corporation, without additional consideration, of all of his rights, titles and interests to the Corporation IP (except moral rights), (i) at the moment of its creation, development or conception or, to the extent such assignment and transfer cannot be made at the moment of its acquisition, creation, development or conception, will assign and transfer, and (ii) without any restrictions of any nature (the "Assignment").  The Corporation hereby confirms its acceptance of the Assignment.

5. The Contributor confirms the waiver of any and all moral rights he may have with respect to any Corporation IP, to the full extent permitted by applicable laws.

6. The Contributor acknowledges that all Corporation IP that the Contributor has provided or provides to or for the benefit of the Corporation, whether solely or jointly, was and shall be original and does not and will not violate any intellectual property right and does not and will not violate any confidential information belonging to a former employer or third party, nor any legal or contractual obligation that the Contributor has or may have had toward any former employer or any third party.

OBLIGATIONS REGARDING CONFIDENTIALITY

7. The Contributor acknowledges that the unauthorized disclosure of Confidential Information or its use for any purpose other than his Engagement could be detrimental to the Corporation and contrary to its legitimate interests and that such Confidential Information must be protected at all times.

8. The Contributor shall, both during and after the Contributor's Engagement with the Corporation, keep all Confidential Information confidential and shall not make available, use, disclose, broadcast, sell, transfer, give, publish or distribute any of it except for the purpose of carrying out authorized activities on behalf of the Corporation.  The Contributor may, however, disclose Confidential Information which is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that Contributor informs the Corporation of such requirement in sufficient time to allow the Corporation to avoid such disclosure by the Contributor.  The Contributor shall ensure that its own employees and contributors are bound by covenants at least as protective of the Confidential Information as this Agreement.

9. Any document or work that the Contributor composed, produced or assembled and that contains Confidential Information (including, without limiting the generality of the foregoing, notes, excerpts, texts or references from which the nature or substance of the Confidential Information may be disclosed implicitly or otherwise) is deemed to be Confidential Information in accordance with the meaning of that term herein and shall be treated as such.

10. The Contributor shall return to the Corporation or destroy, as directed by the Corporation, Confidential Information and material pertaining to Corporation IP upon request by the Corporation at any time.  The Contributor shall certify, by way of affidavit or statutory declaration that all such Confidential Information and Corporation IP has been returned or destroyed, as applicable.

11. The Contributor covenants and agrees not to make and not have made any unauthorized use whatsoever of or to bring onto the Corporation's premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trade-marks, inventions, trade secrets or copyrighted materials, during the course of the Contributor's Engagement with the Corporation, except in conformity with Corporation policies and with the approval of the Corporation.  In the event Contributor incorporates or has incorporated into any of the Corporation• s products, services or materials any confidential information or intellectual property owned or controlled by the Contributor that is not assigned pursuant to this Agreement, Contributor confirms having automatically granted or will automatically grant (or, as applicable, shall procure that the entity it controls grant) an irrevocable, royalty-free, fully paid-up, worldwide, non-exclusive, fully sublicenseable (through multiple tiers) license to use, reproduce, communicate, rent, distribute, perform, make derivative works, and make available such confidential information or intellectual property, for the complete term of protection granted by applicable laws, including any extensions thereof.

COOPERATION OBLIGATIONS

12. Contributor confirms his agreement to cooperate with the Corporation and its attorneys in the preparation of any patent, copyright or other intellectual property application for Corporation IP and, upon request, shall promptly sign all instruments and agreements and perform any action to:  (i) perfect the Assignment of Corporation IP to the Corporation, (ii) prosecute applications, including patent applications to secure protection for the Corporation IP, or (iii) to defend the rights of the Corporation in the Corporation IP, the whole at no cost to the Corporation.  The decision to file for patent, copyright or other intellectual property protection or to maintain Corporation IP as a trade secret shall be in the sole discretion of the Corporation and the Contributor shall be bound by such decision.

13. The Contributor confirms that he will, if requested from time to time by the Corporation, execute such further reasonable agreements as to confidentiality and proprietary rights as the Corporation, its customers or suppliers reasonably require to protect confidential information or intellectual property and confirm ownership of such subject matter, the whole at no cost to the Corporation.

MISCELLANEOUS

14. The Contributor confirms his undertaking to not violate any intellectual property or trade secrets of any third parties during the Engagement and to advise the Corporation of any such violation or allegation of a violation as soon as the Contributor has knowledge of such violation or allegation of a violation.

15. The Contributor confirms that he has not entered into, and the Contributor agrees that he will not enter into, any agreement either written or oral in conflict herewith.

16. The Contributor confirms that irreparable harm will be suffered by the Corporation in the event of the Contributor's breach or threatened breach of any of his or her obligations under this Agreement, and that the Corporation will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a provisional, interlocutory or permanent injunction restraining the Contributor from engaging in or continuing any such breach hereof.  Any claims asserted by the Contributor against the Corporation shall not constitute a defense in any injunction action, application or motion brought against the Contributor by the Corporation.

17. This Agreement and any written amendment thereto, shall constitute the entire Agreement between the Parties and supersedes all other agreements, oral or written, concerning the subject matter hereof.

18. This Agreement may be assigned by the Corporation to a third party.

19. This Agreement is governed by the laws applicable in the Province of Ontario, excluding conflicts of laws rules, and the parties agree to the exclusive jurisdiction of the courts of in the City of Ottawa for any claims arising out of this Agreement.

20. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deleted and the other provisions shall remain in effect.

IN WITNESS WHEREOF the Corporation and the Contributor have caused this Agreement to be executed on January 15, 2021.

SIMON MARTINEAU

"Simon Martineau"
By:	Engineering consultant

DEFSEC CORPORATION

By:	"David Luxton"

Position:	President

Description of technology:

Attached herewith.